UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934


                              Metris Companies Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                   591598 10 7
                                 (CUSIP Number)


                                 Steven M. Peck
                Hutchins, Wheeler & Dittmar, 101 Federal Street,
                        Boston, MA 02110 (617) 951-6600
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                  May 28, 1999
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON - THL Equity Advisors IV, LLC

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                 (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     N/A

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                             [   ]


 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                            7.    SOLE VOTING POWER
                                                       0
NUMBER OF
SHARES                                      8.    SHARED VOTING POWER
BENEFICIALLY                                        8,055,751 (See Item 5)
OWNED BY
EACH                                        9.    SOLE DISPOSITIVE POWER
REPORTING                                              0
PERSON WITH
                                           10.    SHARED DISPOSITIVE POWER
                                                    8,055,751 (See Item 5)


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,055,751 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                                      [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.1%

14.  TYPE OF REPORTING PERSON

     OO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON - Thomas H. Lee Equity Fund IV, L.P.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [   ]
                                                               (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                               [   ]


 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                           7.    SOLE VOTING POWER
                                                    0
NUMBER OF
SHARES                                     8.    SHARED VOTING POWER
BENEFICIALLY                                      7,787,238 (See Item 5)
OWNED BY
EACH                                       9.    SOLE DISPOSITIVE POWER
REPORTING                                            0
PERSON WITH
                                          10.    SHARED DISPOSITIVE POWER
                                                  7,787,238 (See Item 5)


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,787,238 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
                                                                     [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     28.1%

14.  TYPE OF REPORTING PERSON

     PN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON - THL Foreign Fund IV, L.P.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                 (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                              [   ]


   6.CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

                                            7.    SOLE VOTING POWER
                                                     0
NUMBER OF
SHARES                                      8.    SHARED VOTING POWER
BENEFICIALLY                                       268,513 (See Item 5)
OWNED BY
EACH                                        9.    SOLE DISPOSITIVE POWER
REPORTING                                            0
PERSON WITH
                                           10.    SHARED DISPOSITIVE POWER
                                                   268,513  (See Item 5)


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     268,513 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                               [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.0% (See Item 5)

14.  TYPE OF REPORTING PERSON

     PN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON - 1997 Thomas H. Lee Nominee Trust

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [   ]
                                                              (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                              [   ]


 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

                                             7.    SOLE VOTING  POWER
                                                    108,861  (See Item 5)
NUMBER OF
SHARES                                       8.    SHARED VOTING POWER
BENEFICIALLY                                         0
OWNED BY
EACH                                         9.    SOLE DISPOSITIVE POWER
REPORTING                                           108,861 (See Item 5)
PERSON WITH
                                            10.    SHARED DISPOSITIVE POWER
                                                     0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     108,861 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                               [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.4%

14.  TYPE OF REPORTING PERSON

     OO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON - David V. Harkins

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [   ]
                                                             (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                            [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                        7.     SOLE VOTING POWER
                                                25,041  (See Item 5)
NUMBER OF
SHARES                                  8.     SHARED VOTING POWER
BENEFICIALLY                                     0
OWNED BY
EACH                                    9.     SOLE DISPOSITIVE POWER
REPORTING                                       25,041 (See Item 5)
PERSON WITH
                                       10.     SHARED DISPOSITIVE POWER
                                                 0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     25,041 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                               [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON - The 1995 Harkins Gift Trust

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [   ]
                                                             (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     OO

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                           [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

                                          7.  SOLE VOTING POWER
                                                  2,793 (See Item 5)
NUMBER OF
SHARES                                    8.  SHARED VOTING POWER
BENEFICIALLY                                       0
OWNED BY
EACH                                      9.  SOLE DISPOSITIVE POWER
REPORTING                                         2,793 (See Item 5)
PERSON WITH
                                         10.  SHARED DISPOSITIVE POWER
                                                   0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,793 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                            [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     OO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON - Scott A. Schoen

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [   ]
                                                           (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                            7.  SOLE VOTING POWER
                                                  20,874 (See Item 5)
NUMBER OF
SHARES                                      8.  SHARED VOTING POWER
BENEFICIALLY                                          0
OWNED BY
EACH                                        9.  SOLE DISPOSITIVE POWER
REPORTING                                          20,874 (See Item 5)
PERSON WITH
                                           10.  SHARED DISPOSITIVE POWER
                                                      0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     20,874 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                 [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON - C. Hunter Boll

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [   ]
                                                            (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                           [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                            7.    SOLE VOTING POWER
                                                   20,874 (See Item 5)
NUMBER OF
SHARES                                      8.    SHARED VOTING POWER
BENEFICIALLY                                         0
OWNED BY
EACH                                        9.    SOLE DISPOSITIVE POWER
REPORTING                                          20,874 (See Item 5)
PERSON WITH
                                           10.    SHARED DISPOSITIVE POWER
                                                     0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     20,874 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                 [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Scott M. Sperling

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [   ]
                                                              (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                         [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                      7. SOLE VOTING POWER
                                          20,874  (See  Item 5)
NUMBER OF
SHARES                                8. SHARED VOTING POWER
BENEFICIALLY                                   0
OWNED BY
EACH                                  9. SOLE DISPOSITIVE POWER
REPORTING                                 20,874 (See Item 5)
PERSON WITH
                                     10. SHARED DISPOSITIVE POWER
                                               0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     20,874 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                               [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Anthony J. DiNovi

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [   ]
                                                            (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                      [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                         7.    SOLE VOTING POWER
                                                20,874  (See Item 5)
NUMBER OF
SHARES                                   8.    SHARED VOTING POWER
BENEFICIALLY                                     0
OWNED BY
EACH                                     9.    SOLE DISPOSITIVE POWER
REPORTING                                       20,874 (See Item 5)
PERSON WITH
                                        10.    SHARED DISPOSITIVE POWER
                                                 0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     20,874 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                 [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Thomas M. Hagerty

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [   ]
                                                            (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                        [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                       7.    SOLE VOTING POWER
     `                                        20,874 (See Item 5)
NUMBER OF
SHARES                                 8.    SHARED VOTING POWER
BENEFICIALLY                                   0
OWNED BY
EACH                                   9.    SOLE DISPOSITIVE POWER
REPORTING                                     20,874 (See Item 5)
PERSON WITH
                                      10.    SHARED DISPOSITIVE POWER
                                               0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     20,874 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                  [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Warren C. Smith, Jr.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [   ]
                                                            (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                  [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                          7.    SOLE VOTING  POWER
                                                 20,874  (See Item 5)
NUMBER OF
SHARES                                    8.    SHARED VOTING POWER
BENEFICIALLY                                       0
OWNED BY
EACH                                      9.    SOLE DISPOSITIVE POWER
REPORTING                                        20,874 (See Item 5)
PERSON WITH
                                         10.    SHARED DISPOSITIVE POWER
                                                   0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     20,874 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                              [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Seth W. Lawry

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [   ]
                                                                (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                 [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                        7.    SOLE VOTING  POWER
                                                 8,718 (See Item 5)
NUMBER OF
SHARES                                  8.    SHARED VOTING POWER
BENEFICIALLY                                     0
OWNED BY
EACH                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                        8,718 (See Item 5)
PERSON WITH
                                       10.    SHARED DISPOSITIVE POWER
                                                 0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,718 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                               [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Kent R. Weldon

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [   ]
                                                               (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                    [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                          7.    SOLE VOTING  POWER
                                                 5,806 (See Item 5)
NUMBER OF
SHARES                                    8.    SHARED VOTING POWER
BENEFICIALLY                                      0
OWNED BY
EACH                                      9.    SOLE DISPOSITIVE POWER
REPORTING                                        5,806 (See Item 5)
PERSON WITH
                                         10.    SHARED DISPOSITIVE POWER
                                                  0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,806 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Terrence M. Mullen

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [   ]
                                                              (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                      [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                           7.    SOLE VOTING  POWER
                                                  4,631 (See Item 5)
NUMBER OF
SHARES                                     8.    SHARED VOTING POWER
BENEFICIALLY                                      0
OWNED BY
EACH                                       9.    SOLE DISPOSITIVE POWER
REPORTING                                         4,631 (See Item 5)
PERSON WITH
                                          10.    SHARED DISPOSITIVE POWER
                                                  0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,631 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                              [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Todd M. Abbrecht

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [   ]
                                                             (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                           [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                            7.    SOLE VOTING  POWER
                                                   4,631 (See Item 5)
NUMBER OF
SHARES                                      8.    SHARED VOTING POWER
BENEFICIALLY                                        0
OWNED BY
EACH                                        9.    SOLE DISPOSITIVE POWER
REPORTING                                          4,631 (See Item 5)
PERSON WITH
                                           10.    SHARED DISPOSITIVE POWER
                                                    0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,631 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                               [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Charles A. Brizius

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [   ]
                                                              (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                            [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                       7.    SOLE VOTING  POWER
                                               3,466 (See Item 5)
NUMBER OF
SHARES                                 8.    SHARED VOTING POWER
BENEFICIALLY                                   0
OWNED BY
EACH                                   9.    SOLE DISPOSITIVE POWER
REPORTING                                      3,466 (See Item 5)
PERSON WITH
                                      10.    SHARED DISPOSITIVE POWER
                                               0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,466 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Scott Jaeckel

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [   ]
                                                              (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                         [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                         7.    SOLE VOTING POWER
                                                  1,325  (See Item 5)
NUMBER OF
SHARES                                   8.    SHARED VOTING POWER
BENEFICIALLY                                      0
OWNED BY
EACH                                     9.    SOLE DISPOSITIVE POWER
REPORTING                                        1,325 (See Item 5)
PERSON WITH
                                        10.    SHARED DISPOSITIVE POWER
                                                  0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,325 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                               [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Soren Oberg

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [   ]
                                                               (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                            [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                         7.    SOLE VOTING  POWER
                                                  1,325 (See Item 5)
NUMBER OF
SHARES                                    8.    SHARED VOTING POWER
BENEFICIALLY                                      0
OWNED BY
EACH                                      9.    SOLE DISPOSITIVE POWER
REPORTING                                        1,325 (See Item 5)
PERSON WITH
                                         10.    SHARED DISPOSITIVE POWER
                                                  0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,325 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                               [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Thomas R. Shepherd

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [   ]
                                                            (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                        [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                        7.  SOLE VOTING POWER
                                              2,441 (See Item 5)
NUMBER OF
SHARES                                  8.  SHARED VOTING POWER
BENEFICIALLY                                  0
OWNED BY
EACH                                    9.  SOLE DISPOSITIVE POWER
REPORTING                                     2,441 (See Item 5)
PERSON WITH
                                       10.  SHARED DISPOSITIVE POWER
                                              0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,441 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                               [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Wendy L. Masler

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [   ]
                                                             (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                    [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                          7.    SOLE VOTING  POWER
                                                  533 (See Item 5)
NUMBER OF
SHARES                                    8.    SHARED VOTING POWER
BENEFICIALLY                                      0
OWNED BY
EACH                                      9.    SOLE DISPOSITIVE POWER
REPORTING                                         533 (See Item 5)
PERSON WITH
                                         10.    SHARED DISPOSITIVE POWER
                                                  0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     533 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                  [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Andrew D. Flaster

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [   ]
                                                              (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                       [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                           7.    SOLE VOTING POWER
                                                   533 (See Item 5)
NUMBER OF
SHARES                                     8.    SHARED VOTING POWER
BENEFICIALLY                                       0
OWNED BY
EACH                                       9.    SOLE DISPOSITIVE POWER
REPORTING                                          533 (See Item 5)
PERSON WITH
                                          10.    SHARED DISPOSITIVE POWER
                                                    0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     533 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                               [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Kristina A. Watts

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [   ]
                                                              (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                       [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                          7.    SOLE VOTING  POWER
                                                 352 (See Item 5)
NUMBER OF
SHARES                                    8.    SHARED VOTING POWER
BENEFICIALLY                                      0
OWNED BY
EACH                                      9.    SOLE DISPOSITIVE POWER
REPORTING                                        352 (See Item 5)
PERSON WITH
                                         10.    SHARED DISPOSITIVE POWER
                                                  0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     352 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                              [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Robert Schiff Lee 1988 Irrevocable Trust

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [   ]
                                                              (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     OO

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                         [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

                                         7.    SOLE VOTING  POWER
                                                2,099 (See Item 5)
NUMBER OF
SHARES                                   8.    SHARED VOTING POWER
BENEFICIALLY                                       0
OWNED BY
EACH                                     9.    SOLE DISPOSITIVE POWER
REPORTING                                       2,099 (See Item 5)
PERSON WITH
                                        10.    SHARED DISPOSITIVE POWER
                                                   0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,099 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                  [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     OO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Stephen Zachary Lee

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [   ]
                                                             (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                              [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                          7.    SOLE VOTING  POWER
                                                  2,099 (See Item 5)
NUMBER OF
SHARES                                    8.    SHARED VOTING POWER
BENEFICIALLY                                      0
OWNED BY
EACH                                      9.    SOLE DISPOSITIVE POWER
REPORTING                                         2,099 (See Item 5)
PERSON WITH
                                         10.    SHARED DISPOSITIVE POWER
                                                  0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,099 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                 [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Charles W. Robins as Custodian for Jesse
                                 Albert Lee

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [   ]
                                                                (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                      [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                             7.     SOLE VOTING POWER
                                                     1,377  (See  Item 5)
NUMBER OF
SHARES                                       8.     SHARED VOTING POWER
BENEFICIALLY                                          0
OWNED BY
EACH                                         9.     SOLE DISPOSITIVE POWER
REPORTING                                            1,377 (See Item 5)
PERSON WITH
                                            10.     SHARED DISPOSITIVE POWER
                                                      0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,377 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                           [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Charles W. Robins

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [   ]
                                                               (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                 [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                           7.    SOLE VOTING  POWER
                                                  533 (See Item 5)
NUMBER OF
SHARES                                     8.    SHARED VOTING POWER
BENEFICIALLY                                       0
OWNED BY
EACH                                       9.    SOLE DISPOSITIVE POWER
REPORTING                                          533 (See Item 5)
PERSON WITH
                                          10.    SHARED DISPOSITIVE POWER
                                                   0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     533 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                               [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  James Westra

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [   ]
                                                                (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     PF

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                  [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                                          7.    SOLE VOTING  POWER
                                                 533 (See Item 5)
NUMBER OF
SHARES                                    8.    SHARED VOTING POWER
BENEFICIALLY                                     0
OWNED BY
EACH                                      9.    SOLE DISPOSITIVE POWER
REPORTING                                        533 (See Item 5)
PERSON WITH
                                         10.    SHARED DISPOSITIVE POWER
                                                 0


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     533 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON - THL Investment Management Corp.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                 (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     N/A

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                     [   ]


 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

                                              7.    SOLE VOTING POWER
                                                      0
NUMBER OF
SHARES                                        8.    SHARED VOTING POWER
BENEFICIALLY                                          2,070 (See Item 5)
OWNED BY
EACH                                          9.    SOLE DISPOSITIVE POWER
REPORTING                                             0
PERSON WITH
                                             10.    SHARED DISPOSITIVE POWER
                                                      2,070 (See Item 5)


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,070 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                  [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     CO

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Thomas H. Lee Charitable Investment L.P.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [   ]
                                                              (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                       [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

                                         7.    SOLE VOTING POWER
                                                 0
NUMBER OF
SHARES                                   8.    SHARED VOTING POWER
BENEFICIALLY                                     46,305 (See Item 5)
OWNED BY
EACH                                     9.    SOLE DISPOSITIVE POWER
REPORTING                                        0
PERSON WITH
                                        10.    SHARED DISPOSITIVE POWER
                                                 46,305 (See Item 5)


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     46,305 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                  [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.2%

14.  TYPE OF REPORTING PERSON

     PN

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  THL-CCI Investors Limited Partnership

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [   ]
                                                               (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     WC

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                     [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

                                              7.    SOLE VOTING POWER
                                                      0
NUMBER OF
SHARES                                        8.    SHARED VOTING POWER
BENEFICIALLY                                          2,070 (See Item 5)
OWNED BY
EACH                                          9.    SOLE DISPOSITIVE POWER
REPORTING                                             0
PERSON WITH
                                             10.    SHARED DISPOSITIVE POWER
                                                      2,070 (See Item 5)


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,070 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     less than 0.1%

14.  TYPE OF REPORTING PERSON

     PN

SCHEDULE 13D

                                  SCHEDULE 13D

CUSIP No.  591598 10 7

1.   NAME OF REPORTING PERSON -  Thomas H. Lee

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON -

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [   ]
                                                                 (b) [X]


3.   SEC USE ONLY


4.   SOURCE OF FUNDS

     N/A

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)                                  [   ]


6.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

                                        7.    SOLE VOTING POWER
                                                0
NUMBER OF
SHARES                                  8.    SHARED VOTING POWER
BENEFICIALLY                                    8,212,987 (See Item 5)
OWNED BY
EACH                                    9.    SOLE DISPOSITIVE POWER
REPORTING                                       0
PERSON WITH
                                       10.    SHARED DISPOSITIVE POWER
                                                8,212,987 (See Item 5)


11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     8,212,987 (See Item 5)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                                 [   ]


13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     29.7%

14.  TYPE OF REPORTING PERSON

     IN

                                  SCHEDULE 13D

         Item 1.  Security and Issuer

         The class of equity securities to which this statement relates is the common stock, $.01 par value per share (the "Shares") of Metris Companies Inc., a Delaware corporation (the "Issuer"). The principal executive offices of the Issuer are located at 600 South Highway 169, St. Louis Park, Minnesota 55426.

         Item 2.  Identity and Background.

(a) - (c) and (f)

         This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"): (1) THL Equity Advisors IV, LLC, a Massachusetts limited liability company ("Advisors"), (2) Thomas H. Lee Equity Fund IV, L.P., a Delaware limited partnership ("Equity Fund"), (3) Thomas
H. Lee Foreign Fund IV, L.P., a Delaware limited  partnership  ("Foreign Fund"),
(4) THL-CCI Limited Partnership, a Massachusetts Limited Partnership ("THL-CCI"), (5) THL Investment Management Corp., a Massachusetts corporation ("Management Corp."), (6) Thomas H. Lee Charitable Investment L.P., a Massachusetts limited partnership ("Charitable Investment"), (7) Thomas H. Lee, an individual, and (8) certain parties affiliated with Thomas H. Lee Company, a Massachusetts sole proprietorship (the "Affiliate Purchasers") (set forth on the attached Schedule I).

     The address of each of the Reporting Persons is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109.

         Each of Equity Fund and Foreign Fund is principally engaged in the business of investment in securities. Advisors is principally engaged in the business of serving as general partner of both Equity Fund and Foreign Fund. Equity Trust is principally engaged in the business of serving as general partner of Advisors. THL-CCI is principally engaged in the business of investment in securities. Management Corp. is principally engaged in the business of serving as general partner of THL-CCI. Charitable Investment is principally engaged in charitable giving supported by investments in securities. Thomas H. Lee is the general partner of Charitable Investment and the Managing Member of Advisors and he is principally engaged in the business of investment in securities.

         Attached as Schedule A to this Schedule 13D is information concerning Management and other persons and entities as to which such information is required to be disclosed in response to Item 2 and General Instruction C to
Schedule 13D.

(d) and (e)

         None of the Reporting Persons or any of their officers or trustees has been convicted in a criminal proceeding during the past five years (excluding traffic violations and similar misdemeanors).

         None of the Reporting Persons or any of their officers or trustees has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction during the past five years as a result of which it was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         Item 3.  Source and Amount of Funds or Other Consideration.

         Pursuant to the Securities Purchase Agreement (as defined below in Item
4),  the  total  consideration  paid by  Equity  Fund,  Foreign  Fund,  THL-CCI,
Charitable Investment and the Affiliate Purchasers (collectively, the "THL Entities") in connection with their purchase of the Shares was $300,000,092.50.

         Equity Fund, Foreign Fund, THL-CCI and Charitable Investment obtained funds to make the purchases described herein through capital contributions from their partners. The Affiliate Purchasers obtained funds from their personal accounts to make the purchases described herein.

         Item 4.  Purpose of Transactions.

         The THL Entities entered into the agreements discussed below (collectively, the "Agreements") to purchase the Shares for general investment purposes. The THL Entities retain the right to change their investment intent. Subject to market conditions and other factors, the THL Entities may acquire or dispose of shares of the Issuer from time to time in future open-market, privately negotiated or other transactions.

         Except as set forth herein, the Reporting Persons do not have any plans or proposals which would relate to or result in any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

         On November 13, 1998, the Issuer and Equity Fund entered into a Securities Purchase Agreement (the "Purchase Agreement"). Pursuant to the Purchase Agreement, Equity Fund purchased 536,913 shares of the Issuer's Series B Preferred Stock (the "Series B Shares"), $100,000,000 of Senior Notes to 2006 (the "Notes") and warrants to purchase 3,750,000 shares of Common Stock (the "Warrants"). Pursuant to an Assignment and Assumption Agreement and Amendment to Purchase Agreement, dated December 9, 1998, Equity Fund assigned to each of the other THL Entities the right to purchase, and each of the other THL Entities agreed to purchase, certain of those Series B Shares, Notes and Warrants.

         On March 12, 1999, the shareholders of the Issuer approved the exchange of shares of Series C Perpetual Convertible Preferred Stock (the "Series C Shares") for the Series B Shares, Notes and Warrants owned by the THL Entities, as contemplated by the Purchase Agreement. The Office of the Comptroller of the Currency indicated that it would not object to the proposed transaction on May 28, 1999. Accordingly, all of the Series B Shares, Warrants and Notes converted into shares of Series C Stock effective as of June 1, 1999. Pursuant to the Certificate of Designation of the Series C Shares (the "Certificate of Designation"), filed December 8, 1998, as of June 1, 1999 the Series C Shares held by all Reporting Persons are convertible, in aggregate, into 8,406,467 shares of Common Stock of the Issuer ("Shares"). The Series C Shares are entitled to dividends payable in additional Series C Shares as provided in the Certificate of Designation.

         Additionally, the Certificate of Designation provides that the Issuer's Board of Directors (the "Board") will be comprised as follows: (1) so long as the THL Entities or their affiliates own at least 25% of the Series C Shares purchased by them under the Purchase Agreement, the Board shall have eleven members, four of whom shall be elected by the holders of the Series C Shares, with one of such four directors to be appointed by Equity Fund so long as Equity Fund owns any Series C Shares or any shares of Common Stock issued upon conversion thereof; (2) so long as the THL Entities or their affiliates own at least 10%, but less than 25%, of the Series C Shares purchased by them under the Purchase Agreement, the holders of the Series C Shares shall be entitled to elect one Board member; (3) at such time as the THL Entities or their affiliates own less than 10% of the Series C Shares purchased by them under the Purchase Agreement, the right of the holders of the Series C Shares to elect Board members shall terminate; and (4) clause (3) of this paragraph notwithstanding, should the Issuer default under its principal credit facility or any other instrument or instruments governing more than $20,000,000 of indebtedness of the Issuer or its Subsidiaries, which default, with the passage of time or the delivery of notice, or both, entitles the holders of such indebtedness to accelerate the maturity of such indebtedness and which default is not cured or waived within sixty (60) days (a "Material Default"), the holders of the Series C Shares shall be entitled to elect up to a majority of the Issuer's Board for as long as such Material Default remains uncured or waived and for a period of six months thereafter; provided, however, that from and after the second Material Default the holders of the Series C Shares shall be entitled to elect up to a majority of the Issuer's Board notwithstanding any cure or waiver. Non-employee directors of the Issuer are entitled to receive compensation from the Issuer for service on the Board in accordance with the Issuer's director compensation policy in effect from time to time.

         The Issuer's By-laws have been amended to provide that, in the event of a vacancy on the Board caused by the departure of a director elected by the holders of Series C Shares (a "Series C Director"), the vacancy shall be filled by a new member elected by the remaining Series C

Directors, if any. If there are no other Series C Directors, the Series C Share holders shall elect a new director to fill the vacancy.

         Each of the agreements discussed in this Item 4 is filed as an exhibit to this Schedule 13D and is incorporated herein by reference. The foregoing descriptions of such agreements are not intended to be complete and are qualified in their entirety by reference to such exhibits.

         Item 5.  Interest in Securities of the Issuer.

(a) and (b)

         By virtue of the Purchase Agreement and the relationships among the Reporting Persons described herein, the Reporting Persons may be deemed to share beneficial ownership with respect to the Series C Shares reported herein. As of June 1, 1999, the Reporting Persons beneficially owned in the aggregate 8,406,467 (30.4%) of the 27,697,467 outstanding shares of the Issuer (assuming conversion of the Series C Shares). Each of the Reporting Persons expressly disclaims the existence of such beneficial ownership, except: (1) Advisors does not disclaim beneficial ownership of shares held by Equity Fund or Foreign Fund,
(2) Management Corp. does not disclaim beneficial ownership of shares held by THL-CCI, and (3) Thomas H. Lee does not disclaim beneficial ownership of shares held by Advisors, Management Corp., Charitable Investment, or the 1997 Thomas H. Lee Nominee Trust.

         The THL Affiliates other than Equity Fund and Foreign Fund acquired their Series C Shares as a co-investment required by the terms of the partnership agreements of Equity Fund and Foreign Fund. Such agreements require that the THL Affiliates hold and sell their Series C Shares and Shares on a pro rata basis. By virtue of the Purchase Agreement and the relationships among the Reporting Persons described herein, the Reporting Persons may constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to beneficially own the Shares beneficially owned by the members of the group as a whole. Each of the Reporting Persons expressly disclaims beneficial ownership of such shares held by any other members of such group.

         Equity Fund has obtained direct beneficial ownership of 7,787,238 Shares pursuant to the Purchase Agreement, representing approximately 28.1% of the outstanding shares. Equity Fund may be deemed to share with Advisors voting and dispositive power with respect to such Shares.

         Foreign Fund has obtained direct beneficial ownership of 268,513 Shares pursuant to the Purchase Agreement, representing approximately 1.0% of the outstanding shares. Foreign Fund may be deemed to share with Advisors voting and dispositive power with respect to such Shares.

         Advisors, as sole general partner of Equity Fund and Foreign Fund, may be deemed to share voting and dispositive power with respect to 8,055,751 Shares beneficially owned by Equity Fund and Foreign Fund, which represents approximately 29.1% of the outstanding shares.

 The filing of this Schedule 13D by Advisors shall not be construed as an admission that Advisors is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of Shares held by Equity Fund and Foreign Fund.

         THL-CCI has obtained direct beneficial ownership of 2,070 Shares pursuant to the Purchase Agreement, representing less than 0.1% of the outstanding shares. THL-CCI may be deemed to share with Management Corp. voting and dispositive power with respect to such Shares.

         Management Corp., as sole general partner of THL-CCI, may be deemed to share voting and dispositive power with respect to 2,070 Shares beneficially owned by THL-CCI, which represents less than 0.1% of the outstanding shares. The filing of this Schedule 13D by Management Corp. shall not be construed as an admission that Management Corp. is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of Shares held by THL-CCI.

         Charitable Investment has obtained direct beneficial ownership of 46,305 Shares pursuant to the Purchase Agreement, representing approximately 0.2% of the outstanding shares. Charitable Investment may be deemed to share with its General Partner voting and dispositive power with respect to such Shares.

         Thomas H. Lee, as General Director of Advisors, Chief Executive Officer and sole shareholder of Management Corp., General Partner of Charitable Investment, and settlor of the 1997 Thomas H. Lee Nominee Trust, may be deemed to share voting and dispositive power with respect to 8,212,987 Shares beneficially owned by such entities, which represents approximately 29.7% of the outstanding shares. The filing of this Schedule 13D by Thomas H. Lee shall not be construed as an admission that Thomas H. Lee is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of Shares held by such entities.

         Each of the Affiliate Purchasers has obtained beneficial ownership of less than 1% of the outstanding shares. Each of the Affiliate Purchasers has sole voting and sole dispositive power with respect to such Shares beneficially owned by it. David V. Harkins may be deemed to share voting and dispositive power over Shares held by the 1995 Harkins Gift Trust. The filing of this
Schedule 13D shall not be construed as an admission that Mr. Harkins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such Shares. Charles W. Robins may be deemed to share voting and dispositive power over Shares held as Custodian for Jesse Albert Lee. The filing of this Schedule 13D shall not be construed as an admission that Mr. Robins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such Shares.

(c) The responses to Items 3 and 4 of this Schedule 13D are incorporated herein.

(d)      Not applicable.

(e)      Not applicable.

     Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         The responses to Items 3, 4, and 5 of this Schedule 13D and the Exhibits to this Schedule 13D are incorporated herein by reference.

         Except for the agreements described Items 3 and 4, to the best of knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons enumerated in Item 2, and any other person, with respect to any securities of the Issuer, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, put or calls, guarantees of profits division of profits or less, or the giving or withholding of proxies.



         Item 7.  Material to be Filed as Exhibits.

         Exhibit 1:    *Joint filing agreement among the Reporting Persons.

         Exhibit 2: Securities Purchase Agreement dated as of November 13, 1998, between the Issuer and Equity Fund (incorporated by reference to the Issuer's 8-K filed December 22, 1998).

         Exhibit 3:    *Assignment and Assumption Agreement and Amendment
                        to Purchase  Agreement  dated as of December 9, 1998,
                        by  and   among   Equity   Fund  and  the   Affiliate
                        Purchasers.

         Exhibit 4: Certificate of Designation of Series C Shares dated as of December 8, 1998 and filed with the State of Delaware on December 9, 1998 (incorporated by reference to the Issuer's 8-K filed December 22,
                        1998).

         *Filed herewith

                                   Signatures

           After reasonable inquiry and to the best knowledge and belief of each of the undersigned, such person certifies that the information set forth in this Statement with respect to such person is true, complete and correct.


                                            THOMAS H. LEE EQUITY FUND IV, L.P.

                                            By:  THL Equity Advisors IV, LLC, its General
                                                    Partner


                                            By:      /s/ C. Hunter Boll
                                            Name:  C. Hunter Boll
                                            Title:            Managing Director


                                            THOMAS H. LEE FOREIGN FUND IV, L.P.

                                            By:  THL Equity Advisors IV, LLC, its General
                                                    Partner


                                            By:      /s/ C. Hunter Boll
                                            Name: C. Hunter Boll
                                            Title:            Managing Director


                                            THL EQUITY ADVISORS IV, LLC


                                            By:       /s/ C. Hunter Boll
                                            Name:   C. Hunter Boll
                                            Title:       Managing Director






                                            THL-CCI Limited Partnership, THL Investment
                                            Management Corp., Thomas H. Lee Charitable Investment
                                            L.P., 1997 Thomas H. Lee Nominee Trust, David V.
                                            Harkins, The 1995 Harkins Gift Trust, Scott A. Schoen, C.
                                            Hunter Boll, Scott M. Sperling, Anthony J. DiNovi,
                                            Thomas M. Hagerty, Warren C. Smith, Jr., Seth W. Lawry,
                                            Kent R. Weldon, Terrence M. Mullen, Todd M. Abbrecht,
                                            Charles A. Brizius, Scott Jaeckel, Soren Oberg, Thomas R.
                                            Shepherd, Wendy L. Masler, Andrew D. Flaster, Kristina
                                            A. Watts, Robert Schiff Lee 1998 Irrevocable Trust,
                                            Stephen Zachary Lee, Charles W. Robins as Custodian for
                                            Jesse Albert Lee, Charles W. Robins, James Westra

                                            By: C. Hunter Boll, Attorney-in-fact for the above-named
                                            parties.


                                            By:     /s/ C. Hunter Boll
                                                   C. Hunter Boll,
                                                   Attorney-in-fact


                                            /s/ Thomas H. Lee
                                            Thomas H. Lee



                                   Schedule A


     Each of the following individuals is a United States citizen and, with the exception of Charles W. Robins, James Westra, Stephen Zachary Lee and Jesse Albert Lee, is employed by the Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109: David V. Harkins, Scott A. Schoen, C. Hunter Boll, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Seth W. Lawry, Kent R. Weldon, Terrence M. Mullen, Todd M. Abbrecht, Charles A. Brizius, Scott Jaeckel, Soren Oberg, Thomas R. Shepherd, Wendy L. Masler, Andrew D. Flaster, Kristina A. Watts, Stephen Zachary Lee, Jesse Albert Lee, Charles W. Robins, James Westra.

     Charles W. Robins and James Westra are employed by Hutchins, Wheeler & Dittmar, a Professional Corporation, 101 Federal Street, Boston, Massachusetts 02110. Stephen Zachary Lee and Jesse Albert Lee are not employed.

         Each of the following officers and trustees of THL Investment Management Corp. is a United States citizen and, with the exception of Charles
W. Robins and James Westra, is employed by the Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109:


THL Investment Management Corp.

Chief Executive Officer:            Thomas H. Lee
                                    31 Old Farm Road, Lincoln, MA  01773

Chairman of the Board:              Thomas H. Lee
                                    31 Old Farm Road, Lincoln, MA  01773

President:                          David V. Harkins
                                    8 Corn Point Road, Marblehead, MA  01945

Vice Presidents:                    C. Hunter Boll
                                    45 Fletcher Street, Winchester, MA  01890

                                    Anthony J. DiNovi
                                    3 Ravine Road, Wellesley, MA  02181

                                    Thomas M. Hagerty
                                    256 Beacon Street, #4,  Boston, MA  02116

                                    Wendy L. Masler
                                    11 Waverly Street, #3, Brookline, MA  02115

                                    Scott A. Schoen
                                    191 Kings Grant Road, Weston, MA  02193

                                    Thomas R. Shepherd
                                    172 Harvard Road, Stow, MA  01775

                                    Warren C. Smith, Jr.
                                    38 Coolidge Lane, Dedham, MA  02026

                                    Scott M. Sperling
                                    4 Moore Road, Wayland, MA  01778

                                    Seth W. Lawry
                                    370 Concord Avenue, Weston, MA  02193

                                    Kent R. Weldon
                                    134 West Newton Street, Boston, MA  02118

Treasurer:                          Wendy L. Masler
                                    11 Waverly Street, #3, Brookline, MA  02115

Assistant Treasurer:                Andrew D. Flaster
                                    4 Fairfield Drive, Lexington, MA  02173

Clerk:                              Wendy L. Masler
                                    11 Waverly Street, #3, Brookline, MA  02115

Assistant Clerks:                   Charles W. Robins
                                    50 Lehigh Road, Wellesley, MA 02181

                                    James Westra
                                    5 Stage Hill Road, Wenham, MA  01984

                                   SCHEDULE I

                              Affiliate Purchasers


1997 Thomas H. Lee Nominee Trust, David V. Harkins, The 1995 Harkins Gift Trust, Scott A. Schoen, C. Hunter Boll, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Seth W. Lawry, Kent R. Weldon, Terence M. Mullen, Todd M. Abbrecht, Charles A. Brizius, Scott Jaeckel, Soren Oberg, Thomas R. Shepherd, Wendy L. Masler, Andrew D. Flaster, Kristina A. Watts, Robert Schiff Lee 1998 Irrevocable Trust, Stephen Zachary Lee, Charles W. Robins as Custodian for Jesse Albert Lee, Charles W. Robins, James Westra

                            Exhibit 1 to Schedule 13D
                              Metris Companies Inc.

                             JOINT FILING AGREEMENT

         Agreement made this 4th day of June, 1999, by and between each of the undersigned.

         WHEREAS, each of the undersigned is required to file a Schedule 13D with respect to ownership of securities in Metris Companies Inc.; and

         WHEREAS, each of the undersigned is individually eligible to use this
Schedule 13D;

         NOW, THEREFORE, the undersigned agree to file only one Schedule 13D reflecting their combined beneficial ownership of securities in Metris Companies Inc. and each of the undersigned hereby designates and appoints each of Thomas
H. Lee Equity Fund IV, L.P., C. Hunter Boll and Thomas M. Hagerty as its attorney-in-fact with full power of substitution for each of them, each acting singly, to sign, file and make any amendments to this Schedule 13D.




                                            THOMAS H. LEE EQUITY FUND IV, L.P.

                                            By:  THL Equity Advisors IV, LLC, its General
                                                    Partner


                                            By:      /s/ C. Hunter Boll
                                            Name: C. Hunter Boll
                                            Title:            Managing Director

                                            THOMAS H. LEE FOREIGN FUND IV, L.P.

                                            By:  THL Equity Advisors IV, LLC, its General
                                                    Partner


                                            By:      /s/ C. Hunter Boll
                                            Name: C. Hunter Boll
                                            Title:            Managing Director

                                            THL EQUITY ADVISORS IV, LLC


                                            By:       /s/ C. Hunter Boll
                                            Name:    C. Hunter Boll
                                            Title:       Managing Director







                                            THL-CCI Limited Partnership, THL Investment
                                            Management Corp., Thomas H. Lee Charitable Investment
                                            L.P., 1997 Thomas H. Lee Nominee Trust, David V.
                                            Harkins, The 1995 Harkins Gift Trust, Scott A. Schoen, C.
                                            Hunter Boll, Scott M. Sperling, Anthony J. DiNovi,
                                            Thomas M. Hagerty, Warren C. Smith, Jr., Seth W. Lawry,
                                            Kent R. Weldon, Terrence M. Mullen, Todd M. Abbrecht,
                                            Charles A. Brizius, Scott Jaeckel, Soren Oberg, Thomas R.
                                            Shepherd, Wendy L. Masler, Andrew D. Flaster, Kristina
                                            A. Watts, Robert Schiff Lee 1998 Irrevocable Trust,
                                            Stephen Zachary Lee, Charles W. Robins as Custodian for
                                            Jesse Albert Lee, Charles W. Robins, James Westra

                                            By:  C. Hunter Boll, Attorney-in-fact for the above-named
                                            parties pursuant to powers of attorney executed in favor
                                            of and granted and delivered to him and included in
                                            Exhibit 3 hereto.


                                            By:     /s/ C. Hunter Boll
                                                   C. Hunter Boll,
                                                   Attorney-in-fact


                                            /s/ Thomas H. Lee
                                            Thomas H. Lee


                            Exhibit 3 to Schedule 13D
                              Metris Companies Inc.

                                 EXECUTION COPY



                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

               THIS AGREEMENT made as of December 9, 1998 (the "Effective Date"), by and among the Thomas H. Lee Equity Fund IV, L.P. (the "Original Purchaser") and the Affiliate Purchasers listed on Schedule I attached hereto (the "Affiliate Purchasers");

     WHEREAS, the Original Purchaser and Metris Companies Inc. (the "Company") have entered into a certain Securities Purchase Agreement dated as of November 13, 1998 (the "Purchase Agreement");

               WHEREAS, pursuant to Section 13.13 of the Purchase Agreement, the Original Purchaser is entitled to assign, prior to the Closing, any of its rights under the Purchase Agreement to any of its Affiliates, or Thomas H. Lee Company, or any employees thereof, so long as each such assignee agrees to be bound by the Purchase Agreement as if it were an initial Purchaser thereunder;

               WHEREAS, the Original Purchaser wishes to assign to the Affiliate Purchasers the right to purchase under the Purchase Agreement, that number of Senior Debentures, Series B Preferred Shares and Warrants (the "Securities") set forth opposite their names on Schedule I hereto;

               NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1. Assignment. The Original Purchaser hereby assigns to the Affiliate Purchasers the right to purchase from the Company that number of Securities set forth opposite their respective names on Schedule I hereto pursuant to the terms of the Purchase Agreement.

2. Purchase. The Affiliate Purchasers hereby agree to purchase from the Company that number of Securities set forth opposite their respective names on Schedule I hereto.

3. Amendment to Purchase Agreement. The Purchase Agreement is hereby amended by deleting Schedule I of the Purchase Agreement and replacing such schedule with
Schedule I attached hereto and each of the Affiliate Purchasers shall be considered a "Purchaser" for all purposes under the Purchase Agreement.

4. Affiliate Purchasers' Representative. Each Affiliate Purchaser hereby designates and appoints each of Thomas H. Lee Equity Fund IV, L.P., C. Hunter Boll and Thomas M. Hagerty, as its attorney-in-fact with full power of substitution for each of them (the "Representatives"), each acting singly, to serve as the representative of each such Affiliate Purchaser to perform all such acts and execute and deliver any and all documents as are required, authorized or contemplated by the Purchase Agreement and the documents executed in connection therewith (collectively, the "Agreements") to be performed by any such person (including without limitation any Schedule 13D or joint filing agreement to Schedule 13D required by virtue of the consummation of the transactions contemplated by the Agreements) and each Affiliate Purchaser hereby acknowledges that the Representatives shall be authorized to take any action so required, authorized or contemplated by the Agreements by each such Affiliate Purchaser. The other parties hereto are and will be entitled to rely on any action so taken or any notice given by the Representative and are and will be entitled and authorized to give notices to the Representative for any notice contemplated by the Agreements to be given to any Affiliate Purchaser. A successor to the Representative may be chosen by a majority in interest of the Affiliate Purchasers, provided that notice thereof is given by the new Representative to the Company, to the Original Purchaser and to each of the Affiliate Purchasers.

5. Capitalized Terms. All capitalized terms which are used but not defined herein shall have the respective meanings given to those terms in the Purchase Agreement.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to the conflict of law provisions therein.

7. Inurement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.


                  [Remainder of page intentionally left blank]

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page


               IN WITNESS WHEREOF, this Assignment and Assumption Agreement and Amendment to Purchase Agreement has been duly executed by the parties.




ORIGINAL PURCHASER:                                  THOMAS H. LEE EQUITY FUND IV, L.P.

                                                     By:    THL EQUITY ADVISORS IV, LLC, its
                                                            General Partner


                                                     By:        /s/ Thomas M. Hagerty
                                                            Name:  Thomas M. Hagerty
                                                            Title:   Managing Director


AFFILIATE PURCHASERS:                                THOMAS H. LEE FOREIGN FUND IV, L.P.

                                                     By:    THL EQUITY ADVISORS IV, LLC, its
                                                            General Partner


                                                     By:        /s/ Thomas M. Hagerty
                                                            Name:  Thomas M. Hagerty
                                                            Title:    Managing Director



                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page





                                                     1997 THOMAS H. LEE NOMINEE TRUST

                                                      By:   STATE STREET BANK AND TRUST
                                                            COMPANY OF CONNECTICUT, N.A.,
                                                            not individually but solely as  successor
                                                            trustee under a Trust Agreement dated as
                                                            of August 18, 1997, and know as the 1997
                                                            Thomas H. Lee Nominee Trust


                                                     By:        /s/ Gerald R. Wheeler
                                                            Name: Gerald R. Wheeler
                                                            Title:  Vice President




                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page






                                                     /s/ David V. Harkins
                                                     David V. Harkins

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page






                                       THE 1995 HARKINS GIFT TRUST


                                       By:  /s/ Sheryll J. Harkins
                                            Name:  Sheryll J. Harkins
                                            Title:  Trustee

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page





                                         /s/ Scott A. Schoen
                                         Scott A. Schoen

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page






                                                     /s/ C. Hunter Boll
                                                     C. Hunter Boll

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page






                                                     /s/ Scott M. Sperling
                                                     Scott M. Sperling

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page






                                                     /s/ Anthony J. DiNovi
                                                     Anthony J. DiNovi

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page






                                                     /s/ Thomas M. Hagerty
                                                     Thomas M. Hagerty

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page







                                                     /s/ Warren C. Smith, Jr.
                                                     Warren C. Smith, Jr.

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page






                                                     /s/ Seth W. Lawry
                                                     Seth W. Lawry

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page






                                                     /s/ Kent R. Weldon
                                                     Kent R. Weldon

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page







                                                     /s/ Terrence M. Mullen
                                                     Terrence M. Mullen

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page






                                                     /s/ Todd M. Abbrecht
                                                     Todd M. Abbrecht

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page






                                                 /s/ Charles A. Brizius
                                                 Charles A. Brizius

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page







                                                     /s/ Scott Jaeckel
                                                     Scott Jaeckel

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page







                                                     /s/ Soren Oberg
                                                     Soren Oberg

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page







                                                     /s/ Thomas R. Shepherd
                                                     Thomas R. Shepherd

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page







                                                     /s/ Wendy L. Masler
                                                     Wendy L. Masler

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page






                                                     /s/ Andrew D. Flaster
                                                     Andrew D. Flaster

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page






                                                     /s/ Kristina A. Watts
                                                     Kristina A. Watts

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page






                                   ROBERT SCHIFF LEE 1988 IRREVOCABLE TRUST


                                   By:    /s/ Charles W. Robins
                                       Charles W. Robins, not individually
                                       but solely as Trustee

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page







                                                     /s/ Stephen Zachary Lee
                                                     Stephen Zachary Lee

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page




                                    /s/ Charles W. Robins
                                    Charles W. Robins as custodian for
                                    Jesse Albert Lee under the
                                    Massachusetts Uniform Transfers
                                    to Minors Act.

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page






                                                     /s/ Charles W. Robins
                                                     Charles W. Robins

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page






                                                     /s/ James Westra
                                                     James Westra

                     ASSIGNMENT AND ASSUMPTION AGREEMENT AND
                         AMENDMENT TO PURCHASE AGREEMENT

                           Counterpart Signature Page




                                       THOMAS H. LEE CHARITABLE
                                       INVESTMENT, L.P.


                                        By:  /s/ Thomas H. Lee
                                        as its General Partner

                                      THL-CCI INVESTORS LIMITED
                                      PARTNERSHIP

                                      By:      THL Investment Management Corp.,
                                               its General Partner

                                      By:      /s/ Wendy Masler
                                               Name:  Wendy Masler
                                               Title: